Exhibit 10.1

TRANSITION AND CONSULTING AGREEMENT

This Transition and Consulting Agreement (the “Agreement”), dated as of August 4, 2020, is made by and between William G. Foster, Jr. (“Executive”) and Village Bank and Trust Financial Corp., a Virginia corporation (the “Company”).

WHEREAS, Executive is employed by the Company and provides services to the Company as President and Chief Executive Officer and a member of the Board of Directors;

WHEREAS, Executive has expressed a desire to retire from the Company effective as of the end of the day on August 14, 2020 and the parties hereto further desire that Executive provide services to the Company as set forth herein until his retirement in order to assure an orderly transition of his duties and responsibilities to his successor;

WHEREAS, the Company desires to engage Executive as a consultant for the Company following his retirement; and

WHEREAS, the parties are entering into this Agreement to specify the date of Executive’s retirement, the terms of his continued employment with the Company until retirement, and the terms of his engagement as a consultant to the Company following his retirement.

NOW, THEREFORE, based on the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Transition Period; Retirement; Consulting Period.

(a)       Transition Period. From the date hereof through August 14, 2020 (the “Transition Period”), Executive shall continue to work for the Company and its Affiliates in the same capacity and under the same terms and conditions set forth in the Employment Agreement, dated as of October 1, 2017, between the Company and Executive (the “Employment Agreement”). For purposes of this Agreement, an “Affiliate” is any business entity that directly, or indirectly through one or more intermediaries, either controls, or is controlled by, the Company. During the Transition Period, Executive shall focus on transitioning his duties and responsibilities to his successor.

(b)       Retirement Date. Executive’s retirement from the Company will be effective as of August 15, 2020 (the “Retirement Date”). Effective as of the Retirement Date, Executive hereby voluntarily resigns from all positions that he then holds as an officer and director of the Company or any Affiliate.

(c)       Consulting Period. Beginning on August 17, 2020 through November 13, 2020, Executive shall provide consulting services to the Company as reasonably requested as an independent contractor (and not as an employee) in the nature of assisting his successor in the management of his prior duties and responsibilities. Such services shall be rendered at such times and on such schedule as reasonably convenient to both the Company and Executive. Either the Company or Executive may terminate the independent consultant relationship for any reason or no reason following written notice at least 30 days in advance of such termination. The period during which Executive is providing consulting services to the Company pursuant to this Agreement is referred to herein as the “Consulting Period.” The Company and Executive agree and intend that Executive will be expected to provide services during the Consulting Period at approximately the same level as he provided prior to his Retirement and thus that his Retirement will not constitute a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2.       Payments and Benefits.

(a)       Salary; Consulting Fees. During the Transition Period, provided Executive complies with the terms of this Agreement and the Employment Agreement, Executive will continue to be paid his annual base salary in effect as of the date hereof, payable on the Company’s regular payroll dates. Executive will not be eligible for any additional incentive or bonus compensation or awards for service during the Transition Period. For purposes of clarity, Executive will receive any bonus awarded by the Company for Executive’s service prior to the date hereof notwithstanding that such bonus may be payable during the Transition Period or Consulting Period. During the Consulting Period, provided Executive complies with the terms of this Agreement, Executive will be paid consulting fees at a rate of $30,000 per month, payable on the Company’s regular payroll dates.

(b)       Certain Benefits. The parties acknowledge that Executive is participating in certain employee health, welfare, retirement and fringe benefit plans maintained by the Company or an Affiliate (collectively, the “Employee Plans”). During the Transition Period, Executive shall continue to participate in the Employee Plans to the same extent he is participating in such plans immediately prior to the date of this Agreement. Executive’s participation in the Company’s health, dental and vision plans will continue until August 31, 2020. On and after the Retirement Date, except as specifically set forth herein, Executive shall not be eligible to participate in any Employee Plans.

(c)       Supplemental Executive Retirement Plan. The parties agree that the benefits under Executive’s Supplemental Executive Retirement Plan with the Company are unaffected by the terms of this Agreement. The parties agree that, based on the level of services intended to be provided during the Consulting Period, Executive’s retirement from the Company on the Retirement Date is not intended to result in a “separation from service” under Section 409A and under such Supplemental Executive Retirement Plan.

(d)       Deferred Compensation Plan. The parties agree that benefits under the Company’s VBA Executive's Non-Qualified Plan for Village Bank and Trust Financial Corp (the “Deferred Compensation Plan”) are unaffected by the terms of this Agreement. The parties agree that, based on the level of services intended to be provided during the Consulting Period, Executive's retirement from the Company on the Retirement Date is not intended to result in a “separation from service” under Section 409A and under such Deferred Compensation Plan.

(e)       Restricted Stock and Restricted Stock Unit Awards. During the Transition Period, the shares of restricted stock and restricted stock units of the Company held by Executive will continue to vest pursuant to the terms of the applicable award agreements and the Company’s stock incentive plans. The parties agree that any shares of time-based restricted stock held by Executive will vest in accordance with the applicable award agreements upon his Retirement Date. The parties further agree that any performance-based restricted stock units held by Executive that remain unvested at the end of the Transition Period will be forfeited as of the Retirement Date.

(f)       Endorsement Method Split Dollar Insurance Agreement. The parties agree that Executive’s endorsement method split dollar insurance agreement with the Bank is unaffected by the terms of this Agreement. Accordingly, effective as of the Retirement Date, the endorsement method split dollar insurance agreement will terminate, there will be no further death benefit available to Executive’s beneficiaries, and the Bank will be entitled to any cash value of the insurance policy upon surrender.

(g)       Continued Employment Through Retirement Date. In addition to any other conditions set forth herein, payments and benefits under this Section 2 are conditioned on Executive’s continued employment through the end of the Transition Period. If Executive’s employment with the Company ends before the Retirement Date for any reason, he shall not be entitled to any payment or benefit described in this Section 2 to which he is not otherwise entitled under the terms of the Employee Plans or the Employment Agreement. The Company will not terminate Executive’s employment without “Cause,” as such term is defined in the Employment Agreement, prior to the Retirement Date.

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3.       Tax Withholdings; Tax Liability. Executive acknowledges that certain payments to Executive under this Agreement are subject to reduction to satisfy any and all applicable federal, state and local withholding obligations and any other required withholdings. Executive further acknowledges that the Company will not withhold or pay any payroll taxes or income taxes on Executive’s behalf during the Consulting Period. Executive agrees to pay all applicable income and employment taxes associated with payments under this Agreement and shall indemnify the Company and hold the Company harmless against any tax liability, interest or penalty associated with Executive’s failure to pay such required taxes on a timely basis.

4.       Covenants of Executive. Executive acknowledges and agrees that he will continue to be subject to the covenants set forth in Section 11 of the Employment Agreement during the Transition Period and following the Retirement Date as set forth in the Employment Agreement. Excepting only a termination by the Company for Executive’s death or disability (as contemplated in Section 6 of the Employment Agreement), this Section 4 shall survive any termination hereof, regardless of which party initiated the termination or the cause or reason, if any, thereof.

5.       Notification to Subsequent Employer. When Executive’s employment with the Company terminates, Executive agrees to notify any subsequent employer of the restrictive covenants set forth in Section 4 of this Agreement and Section 11 of the Employment Agreement. In addition, Executive authorizes the Company to provide a copy of the restrictive covenants set forth in Section 4 of this Agreement and Section 11 of the Employment Agreement to third parties, including but not limited to, Executive’s subsequent, anticipated or possible future employer.

6.       Mutual Non-Disparagement. Executive agrees that neither he, nor anyone acting on his behalf, will make or distribute disparaging or detrimental comments about the Company, the Company’s business or performance, or any of the Company’s directors, employees, customers, and other associated third parties, or about any matter related to this Agreement or its terms. The Company, including its officers and directors, will not authorize or direct any disparaging or detrimental comments about Executive or Executive’s performance, or about any matter related to this Agreement or its terms. For purposes of this Section 6, a comment disparages a party if the comment brings reproach or discredit upon the other party, regardless of its truth. Nothing in this Section 6 shall prevent either Executive or the Company from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Should a party receive such order, the party shall promptly provide written notice of any such order to the other party.

7.        Return of Confidential Information, Other Items. No later than the end of the Consulting Period, Executive will return to the Company all confidential and proprietary information concerning the Company’s trade secrets within the meaning of the Virginia Trade Secrets Act, business operations, business records, documented customer lists or other confidential customer information in his possession or control, whether or not prepared by Executive, all of which shall be the sole and exclusive property of the Company. The foregoing materials and any copies thereof stored in any manner, together with any Company-issued equipment, keys, security devices, identification cards, computers, cell phones and other devices, that are in Executive’s possession or control shall be returned to the Company no later than the end of the Consulting Period.

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8.       Governing Law. This Agreement and all disputes arising from or related to it or its subjects, shall be subject to the laws of the Commonwealth of Virginia applicable to contracts, omissions, and acts entered into and wholly performed therein, without regard to the Commonwealth of Virginia’s principles of conflict of laws.

9.       Section 409A Compliance.

(a)               This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A to the extent required by Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)               Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c)               To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

10.       Construction. The parties have fully considered the language, terms, and provisions of this Agreement and have jointly participated in its drafting, and the parties expressly agree that ambiguities, if any, shall not be construed against the drafter, but shall be resolved in a fair manner without unequal prejudice to any of the parties.

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11.       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Except with respect to the Employment Agreement, Supplemental Executive Retirement Plan, award agreements under the Company’s stock incentive plans, Deferred Compensation Plan, and endorsement method split dollar insurance agreement between the Bank and Executive, this Agreement supersedes and replaces all prior employment agreements, understandings and arrangements between the Company or the Bank and Executive effective as of the date hereof, and such agreements, understandings and arrangements will be deemed terminated and will be of no force or effect as of the date hereof. Except as set forth in Section 4 of this Agreement and Section 11 of the Employment Agreement, this Agreement supersedes and replaces the Employment Agreement effective as of the Retirement Date and the Employment Agreement will be deemed terminated and will be of no force or effect as of the Retirement Date. For clarity, the parties agree that (i) Section 11 of the Employment Agreement shall remain in effect despite the termination of the Employment Agreement pursuant to this Agreement and (ii) no termination without “Cause” or resignation for “Good Reason” (as such terms are used in the Employment Agreement) has occurred on or before the date hereof. For purposes of this Agreement, the term “Company” includes any parent or subsidiaries of the Company, including Affiliates, any of which shall be awarded to the protections of Section 4 hereof to the same extent as the Company.

12.       Miscellaneous.

(a)       Notices. Any notice under this Agreement must be in writing and given by certified or registered mail, postage prepaid, addressed to the party to be notified with return receipt requested. If to the Company, notice shall be addressed to the attention of the Chairman of the Board of Directors of Village Bank and Trust Financial Corp. at P.O. Box 330 Midlothian, Virginia 23113. If to Executive, notice shall be addressed to Executive’s last known address in the records of the Company.

(b)       Amendment. This Agreement may only be amended by written consent of each of the parties hereto.

(c)       Successors and Assigns. The obligations, duties and responsibilities of Executive under this Agreement are personal and shall not be assignable. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under this Agreement.

(d)       Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

(e)       Severability. The provisions of this Agreement and the benefits and amounts payable hereunder shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement and/or benefit or payment shall be effective and binding upon the parties.

(f)       Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

(Signatures appear on the following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ Craig D. Bell
Craig D. Bell
Chairman of the Board

EXECUTIVE

By:	/s/ William G. Foster, Jr.
William G. Foster, Jr.

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